Exhibit 99.2

Strengthens CBOE’s Global Position in Innovative, Tradable Products and Services September 26, 2016 CBOE Holdings, Inc. Agreement to Acquire Bats Global Markets, Inc.

Forward-Looking Statements

*This presentation contains certain statements regarding intentions, beliefs and expectations or predictions for the future of CBOE Holdings, Inc. ("**CBOE**") and Bats Global Markets, Inc. ("**Bats**"), which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding post-closing integration or optimization of the combined businesses, expected pro forma revenue, anticipated synergies, the expected benefits of the proposed transaction and the anticipated timing of the closing or integration efforts. Words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "seeks," "projects" or words of similar meaning, or future or conditional verbs, such as "will," "should," "would," "could," "may" or variations of such words and similar expressions are intended to identify such forward-looking statements, which are not statements of historical fact or guarantees or assurances of future performance. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Actual results could differ materially from those projected or forecast in the forward-looking statements. The factors that could cause actual results to differ materially include, without limitation, the following risks, uncertainties or assumptions: the satisfaction of the conditions precedent to the consummation of the proposed transaction, including, without limitation, the receipt of stockholder and regulatory approvals (including clearance by antitrust authorities necessary to complete the transaction) on the terms desired or anticipated; unanticipated difficulties or expenditures relating to the proposed transaction, including, without limitation, difficulties that result in the failure to realize expected synergies, efficiencies and cost savings from the proposed transaction within the expected time period (if at all), whether in connection with integration, combining trading platforms, broadening distribution of offerings or otherwise; CBOE's ability to obtain and maintain an investment grade credit rating and obtain financing on the anticipated terms and schedule; risks relating to the value of CBOE's shares to be issued in the transaction; disruptions of CBOE's and Bats' current plans, operations and relationships with market participants caused by the announcement and pendency of the proposed transaction; potential difficulties in CBOE's and Bats' ability to retain employees as a result of the announcement and pendency of the proposed transaction; legal proceedings that may be instituted against CBOE and Bats following announcement of the proposed transaction; and other factors described in CBOE's annual report on Form 10-K for the fiscal year ended December 31, 2015, which was filed with the Securities and Exchange Commission (the "**SEC**") on February 19, 2016, Bats' final prospectus, which was filed with the SEC pursuant to Rule 424(b) on April 15, 2016, Bats' quarterly report for the quarterly period ended June 30, 2016, which was filed with the SEC on August 5, 2016, and other filings made by CBOE and Bats from time to time with the SEC. The factors described in such SEC filings include, without limitation: CBOE's ability to retain its right to exclusively list and trade certain index options and futures products; economic, political and market conditions; compliance with legal and regulatory obligations (and changes thereto), including obligations under agreements with regulatory agencies; increasing competition in the industries in which CBOE and Bats operate; CBOE's and Bats' ability to operate their respective businesses without violating the intellectual property rights of others and the costs associated with protecting their respective intellectual property rights; decreases in trading volumes or a shift in the mix of products traded on CBOE's or Bats' exchanges; each of CBOE's and Bats' ability to accommodate trading volume and transaction traffic, including significant increases, without failure or degradation of performance of their respective systems; CBOE's and Bats' ability to protect their respective systems and communication networks from security risks, including cyber-attacks; the ability to manage CBOE's and Bats' growth and strategic acquisitions or alliances effectively, including the ability to realize the anticipated benefits of past acquisitions; the ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; and the impact of legal and regulatory changes and proceedings, whether or not related to the proposed transaction. Neither CBOE nor Bats undertakes, and each of them expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or otherwise, except as required by law. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this presentation.*

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Additional Information

CBOE HOLDINGS

Additional Information Regarding the Transaction and Where to Find It

This presentation does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This presentation is being made in respect of the proposed merger transaction involving CBOE, Bats, CBOE Corporation and CBOE V, LLC. The issuance of shares of CBOE common stock in connection with the proposed merger will be submitted to the stockholders of CBOE for their consideration, and the proposed merger will be submitted to the stockholders of Bats for their consideration. In connection therewith, the parties intend to file relevant materials with the SEC, including a definitive joint proxy statement/prospectus, which will be mailed to CBOE stockholders and Bats stockholders. However, such documents are not currently available. BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS OF CBOE AND/OR BATS ARE URGED TO READ THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of the definitive joint proxy statement/prospectus, any amendments or supplements thereto and other documents containing important information about each of CBOE and Bats, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by CBOE will be available free of charge on CBOE's website at http://ir.cboe.com/financial-information/sec-filings.aspx under the heading "SEC Filings" or by contacting CBOE's Investor Relations Department at (312) 786-7136. Copies of the documents filed with the SEC by Bats will be available free of charge on Bats' website at http://www.bats.com/investor_relations/financials/ under the heading "SEC Filings" or by contacting Bats' Investor Relations Department at (913) 815-7132.

Participants in the Solicitation

CBOE, Bats, their respective directors and executive officers, certain other members of CBOE's and Bats' respective management and certain of CBOE's and Bats' respective employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of CBOE is set forth in its proxy statement for its 2016 annual meeting of stockholders, which was filed with the SEC on April 6, 2016, and its annual report on Form 10-K for the fiscal year ended December 31, 2015, which was filed with the SEC on February 19, 2016, and information about the directors and executive officers of Bats is set forth in its final prospectus, which was filed with the SEC on April 15, 2016. Each of these documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the definitive joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

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Compelling Strategic Rationale

CBOE HOLDINGS

Transformative Strategic Combination	› Broadens customer reach through geographic expansion and expanded product offerings
	  › Combined suite of complementary products provides potential for increased product innovation
	  › Potential for customers to benefit from single, proven platform and infrastructure across cash equities, futures, options and foreign exchange ("FX")
	  › Enhanced efficiencies through streamlined access to multiple global markets
	› Strengthens CBOE's global position in innovative, tradable products and services
	› Further expands scale, diversifies business mix and improves financial strength, enabling increased flexibility for strategic growth initiatives and opportunities
	  › Expected pro forma revenue of over $1 billion(1) and adjusted EBITDA of $660 million(2)

Substantial Combined Business Benefits	› Merges two like-minded – efficient and innovative – high-growth companies › Diversifies CBOE's product offerings across new asset classes – cash equities, ETPs and FX › Provides opportunities to use Bats' market data to create new index products and services › Increases CBOE's non-transaction revenues to ~40% of total pro forma revenues, up from 27% currently on a standalone basis › Positions combined company for continued growth in index-based investment products
Leading Technology Infrastructure	› Combines CBOE's market model expertise with Bats' proven technology › Creates substantial efficiencies with planned migration over time to a single technology platform across multiple asset classes and markets, including equities, options, FX and Europe › Provides enhanced scale and cost efficiencies
Compelling Value Creation	› Approximately $65 million in annualized expense synergies for the combined company anticipated by year five with approximately $50 million anticipated to be realized by year three › Significant synergies expected to be achieved by migrating to a single trading platform and optimizing expense structure of combined company › Expected to be accretive to CBOE's adjusted EPS in the first year following the completion of the transaction

Note: Assumes consummation of the proposed transaction.
1. Bats revenue represents net revenue; see appendix for reconciliation.
2. Before estimated synergies; see appendix for non-GAAP reconciliation.

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5 CBOE HOLDINGS CBOE’s Strategic Initiatives Transaction Aligns with Strategy Develop unique products • Strengthens CBOE’s global position in innovative, tradable products and services • Combined complementary product lines provide potential for increased product innovation • Utilize Bats’ market data to create new index products and services Expand our customer base • Broadens geographic reach with pan - European equities position • Positions combined company to better meet needs of growing index - based investing market • Diversifies CBOE’s product offerings across new asset classes – cash equities, ETPs and FX • Enables combined company to build on strong relationships with market participants Form strategic partnerships that enhance and complement our core business • Opportunity to further utilize CBOE’s index provider and industry partnerships across multiple asset classes and geographies • Positions CBOE as the go - to partner to execute on innovative products and services Aligned with CBOE’s Strategic Growth Initiatives

6 CBOE HOLDINGS Transaction Summary Terms and Consideration $32.50 per share; approximately $3.2 billion equity value (1) Each share of Bats common stock will entitle the holder thereof to receive 0.3201 of a share of CBOE common stock and $10.00 per share in cash (or seek all cash or all stock, subject to proration and adjustment) 22.5% premium to Bats’ share price (2) and 31.0% premium to Bats’ VWAP since IPO (3) 31% cash / 69% stock consideration to Bats’ stockholders Pro Forma Ownership 72% existing CBOE’s stockholders, 28% Bats’ stockholders Financing The company intends to fund the cash portion of the consideration and the refinancing of Bats' debt through available cash and new borrowings of $1.65 billion, for which commitment letters have been obtained Capital Management CBOE expects to maintain its dividend policy CBOE expects to suspend its share repurchase program in order to focus on deleveraging Anticipated Closing In the first half of 2017, following CBOE and Bats shareholder votes and receipt of all applicable regulatory clearances and approvals ___________________ 1. Based on CBOE’s closing price of $70.30 as of September 23, 2016. 2. Based on Bats’ unaffected closing price of $26.53 as of September 22, 2016, the last full trading day prior to media publi cat ions regarding the potential transaction. 3. VWAP from IPO dated April 15, 2016 to September 23, 2016. Pro Forma Footprint Maintain CBOE’s headquarters in Chicago and Bats’ technology operations in Kansas City Global operations across the U.S. and Europe, with significant presence in New York and London Board of Directors 3 members of the Bats Board of Directors to be added to the CBOE Board of Directors for a combined Board of 14 Management Roles Edward Tilly will serve as Chief Executive Officer Chris Concannon will serve as President and Chief Operating Officer Alan Dean will serve as Chief Financial Officer Chris Isaacson will serve as Chief Information Officer

7 CBOE HOLDINGS Combined company will offer broad range of products and best - in - class technology platform Complementary Product Offerings Combined Offering Product Offering Options: Proprietary and multi - list products, predominantly on traditional (PFOF) exchange with pro rata allocations Market data and connectivity across options and futures Futures: Electronic volatility futures trading Options: Multi - list products, primarily on maker - taker exchange with price - time allocations Market data and connectivity across equities, options and FX Equities: Stock and ETP trading across both the U.S. and Europe FX: Spot trading in NY and London with forwards, swaps and NDFs launching soon Trade reporting services in Europe Ten trading venues in the U.S. and Europe spanning options, equities, futures and FX across multiple market models Comprehensive, multi - asset class market data and connectivity services as well as trade reporting solutions Customer Benefits Hybrid system for options with both electronic trading and open outcry Comprehensive and robust functionality including auctions and complex orders All electronic trading system across multiple asset classes Reputation for reliability and low latency Single technology platform across options, equities, futures and FX in the U.S. and Europe Fully migrated system expected to include open outcry and support full range of functionalities

8 CBOE HOLDINGS Diverse pro forma revenue mix with significant growth potential Enhanced Business Mix CBOE Revenue By Type (1) CBOE Revenue By Asset Class (1) Pro Forma Revenue By Asset Class (1)(2) Pro Forma Revenue By Type (1)(2) Options and Futures 100% Global FX 3% U.S. Equities 26% European Equities 6% Options and Futures 65% Other 22% Market Data Fees 5% Transaction Fees 74% Transaction Fees 62% Other 22% Market Data Fees 16% ____________________ 1. Based on LTM revenue as of June 30, 2016. 2. Bats revenue represents net revenue; see appendix for reconciliation. 3. CBOE other revenue includes access fees, exchange services and other fees, regulatory fees and other revenues. Bats other rev enue includes connectivity fees and other revenues. Transaction would: Expand product lines across asset classes, and better position the combined company for continued growth in index - based investment products Broaden CBOE’s global reach with the addition of a leading pan - European equities business Increase contribution from non - transaction revenues, including revenue from market data and exchange services, from 27% to nearly 40% (3) (3)

9 CBOE HOLDINGS We believe that sophisticated strategies will increasingly be packaged into simple and cost - effective listed products, particularly ETPs We believe listed products are becoming increasingly index - based , driving demand for indexing services We believe trading strategies will be increasingly global - macro themed Better Positioned to Capitalize on Major Industry Trends Industry - Defining Trends Additional ETP listings through CBOE’s index provider partnerships and Bats’ global listing venues New global index services via CBOE’s indexing capabilities and Bats’ product issuer relationships Unique European and FX derivatives products utilizing CBOE’s derivatives expertise and Bats’ European and FX footprint Medium - Term Revenue Opportunities Positioning CBOE as the go - to partner to execute on innovative, cutting - edge trading and investing ideas Track record of working with industry participants to turn market insights into revolutionary benchmarks and tradable proprietary products Long - Term Revenue Opportunities Substantial potential new revenue opportunities for combined company

10 CBOE HOLDINGS Significant Synergy Opportunities Substantial expected technology - related synergies associated with the migration to a single technology platform including the modification of Bats’ trading system to accommodate CBOE’s options and futures trading functionality Technology migration expected to be fully complete by year 4 after close Meaningful IT infrastructure savings and non - IT related synergies expected prior to full technology platform migration Approximately 77% of synergies expected to be realized by year 3 and full run - rate synergies expected to be realized by year 5 Expected Run - Rate GAAP Synergies Description Optimization of support and corporate functions Reduction in professional services fees Real estate consolidation IT Related Synergies (2) $ 47 mm Total (2) Non - IT Related Synergies $18mm $ 6 5 mm Cost savings associated with systems migration Redundant infrastructure costs Reduction in IT resources ____________________ 1. Run - rate cost savings are GAAP synergies. 2. Includes IT resources, infrastructure, depreciation & amortization and migration from planned Vector implementation. $ 32 mm $18mm $ 50 mm Year 5 Year 3 Anticipated r un - rate cost savings of approximately $65mm (1) within 5 years – $50mm (1) expected through year 3

11 CBOE HOLDINGS LTM Adj. Revenue $667 $424 $1,091 LTM Adj. EBITDA $383 $277 $660 Adj. EBITDA Margin 57.4% 65.3% 60.5% LTM Adj. Net Income $210 $128 $338 6/30/16 Debt $-- $650 $1,650 Debt / Adj. EBITDA -- 2.3x 2.5x Meaningful Combined Scale and Financial Strength Highlights Over $1 billion in anticipated combined revenue (1) and $660 million in anticipated combined adjusted EBITDA, before synergies (2) Run - rate cost synergies projected to be $65 million (3) by year 5 with estimated $50 million (3) to be realized by year 3 Adjusted EBITDA margin expected to expand by ~300bps, before synergies Expected to be accretive to adjusted EPS in first year post close Robust pro forma cash flow will enable rapid deleveraging ____________________ 1. Bats revenue represents net revenue; see appendix for reconciliation. 2. See appendix for non - GAAP reconciliation. 3. Run - rate cost savings are GAAP synergies. 4. LTM as of June 30, 2016. 5. Adj. EBITDA Margin is defined as LTM Adj. EBITDA divided by LTM Adj. Revenue. 6. Before debt discount and debt issuance cost. 7. Includes $1.65 billion of new debt related to acquisition financing. Pro Forma (Before Synergies) ($ in millions) (7) (4) (4) (4) (5) (6) (2) (2) (2) (2) (2) (1)

12 CBOE HOLDINGS Key Events in Roadmap to Completion File registration statement and joint proxy statement with SEC CBOE and Bats shareholder votes Regulatory clearances, approvals and notifications The transaction is anticipated to close during the first half of 2017 Accelerates key strategic initiative to be an innovator in tradable products and services with capabilities across cash equities, options, ETPs and foreign exchange Strengthens global position with pan - European equities presence Creates meaningful shareholder value through increased scale and operating efficiencies, and product and geographic diversification Potential for significant synergy realization – migration to a single technology platform, optimization of expenses Significant cash flow generation allows for rapid deleveraging Potential for customer benefits Strengthens CBOE’s Global Position in Innovative, Tradable Products and Services Expected Benefits

Appendix

14 CBOE HOLDINGS Column 1, U.S. Equitie s, 66% , 66% Column 1, Europe an Equitie s, 16% , 16% Column 1, Global FX, 9% , 9% Column 1, U.S. Option s, 9% , 9% Column1, U.S. Equities, 66.0% , 66% Column1, European Equities, 16.5% , 16% Column1, Global FX, 9.0% , 9% Column1, U.S. Options, 8.6% , 9% ____________________ Source: Company filings and FactSet. 1. For six months ended June 30, 2016. 2. Bats revenue represents net revenue; see appendix for reconciliation. 3. See appendix for non - GAAP reconciliation. 4. LTM as of June 30, 2016. 5. Net transaction revenue per one hundred touched shares. 6. Basis point per notional value. 7. Net transaction revenue per touched contract. Company Overview  Founded in 2005 as an alternative cash equities trading venue  Acquired Chi - X Europe in 2011 to create the largest pan - Europe trading platform  Acquired Direct Edge in 2014 to create second largest U.S. cash equities exchange by trading volume  Four equities and two options exchanges in the U.S., the largest pan - European equities exchange and one FX electronic trading platform  The leading cash - equities franchise – second largest U.S. equities exchange, largest in ETP volume and largest pan - European operator  21% market share in U.S. cash equities and 23% market share across European cash equities (1)  Growing global FX platform through the acquisition of Hotspot in 2015  Growing U.S. options business, complementary to CBOE’s market model Product Overview U.S. Equities European Equities U.S. Options Foreign Exchange Historical Financial Performance Net Revenue Composition and Capture  Operates four equity exchanges  Consistently second largest market share  #1 in ETP trading volume; Currently has 101 listed ETPs  Operates the Bats Chi - X Europe Exchange  Bats Europe launched in 2008, acquired Chi - X Europe in 2011  Operates the BZX and EDGX options exchanges  Launched options offering in 2010  Hotspot acquisition closed in March 2015  Successfully launched London matching engine and moved two data centers post acquisition U.S. Equities, 3Q 15, $0.020 U.S. Equities, 4Q 15, $0.020 U.S. Equities, 1Q 16, $0.019 U.S. Equities, 2Q 16, $0.022 U.S. Options, 3Q 15, $0.027 U.S. Options, 4Q 15, $0.048 U.S. Options, 1Q 16, $0.051 U.S. Options, 2Q 16, $0.049 European Equities (bps), 3Q 15, 0.134 European Equities (bps), 4Q 15, 0.137 European Equities (bps), 1Q 16, 0.143 European Equities (bps), 2Q 16, 0.152 (bps) LTM Net Revenue Composition (2)(4) Net Capture Rate European Equities (6) U.S. Options (7) U.S. Equities (5) Net Revenue (2) Adj. EBITDA (3) Column 2, 2013, $197 Column 2, 2014, $308 Column 2, 2015, $384 Column 2, LTM, $424 Column 2, 2013, $124 Column 2, 2014, $168 Column 2, 2015, $235 Column 2, LTM, $277 Overview of Bats Global Markets Total LTM Net Revenue: $424mm (4) (4) (2)(4)

15 CBOE HOLDINGS Reconciliation of GAAP Revenue to Non-GAAP Adjusted Revenue LTM(2) GAAP Operating Revenue $668.6 Less: Revenue recognized from prior year (2.0) Non-GAAP Adjusted Revenue $666.6 Reconciliation of GAAP Operating Income to Non-GAAP Adjusted EBITDA LTM(2) GAAP Operating Income $334.5 Less: Revenue recognized from prior year (2.0) Add: Accelerated stock-based compensation(3) 0.5 Add: Bonus accrual resulting from the legal settlement revenue(3) 0.6 Add: Acquisition related expenses 0.7 Add: Depreciation and amortization 48.7 Non-GAAP Adjusted EBITDA $382.9 Reconciliation of GAAP Net Income Allocated to Common Stockholders to Non-GAAP Adjusted Net Income Allocated to Common Stockholders LTM(2) GAAP Net Income allocated to common stockholders $217.1 Less: Revenue recognized from prior year (2.0) Add: Accelerated stock-based compensation(3) 0.5 Add: Bonus accrual resulting from the legal settlement revenue(3) 0.6 Add: Tax adjustment related to prior year (4.3) Add: Acquisition related expenses 0.7 Add: Amortization of intangible assets 0.6 Add: Change in redemption value of controlling interest 0.5 Add: Assessment of computer-based lease taxes for prior period use 0.3 Less: Revenue recognized from legal settlement(4) (5.5) Income tax benefit/(expense) related to items above(5) 2.0 Net income allocated to participating securities - effect on reconciling items 0.0 Non-GAAP Adjusted Net Income Allocated to Common Stockholders $210.5 CBOE Non - GAAP Financial Reconciliation (1) ____________________ Note: Dollars in millions. 1. Please see our disclaimer regarding non - GAAP financial measures. 2. LTM as of June 30, 2016. 3. For the first half of 2016 results, includes $0.5mm for accelerated stock - based compensation and $0.6mm in additional bonus a ccrual resulting from the legal settlement income. 4. Settlement received for attorney fees and expenses relating to a litigation matter, reported in investment and other incom e. 5. GAAP to Non - GAAP reconciling items that are associated with our controlling interest in Vest Financial Group Inc. are not tax effected.

16 CBOE HOLDINGS Bats Net Revenue and Non - GAAP Financial Reconciliation (1) ____________________ Note: Dollars in millions. 1. Please see our disclaimer regarding non - GAAP financial measures. 2. LTM as of June 30, 2016. Reconciliation of GAAP Total Revenue to GAAP Total Net Revenue LTM(2) GAAP Total Revenue Transaction Fees $1,385.9 Less: Liquidity payments (1,148.8) Less: Routing and clearing (46.3) Regulatory transaction fees 292.9 Less: Section 31 fees (292.9) Market data fees 140.5 Connectivity and other 93.0 GAAP Total Net Revenue $424.3 Reconciliation of GAAP Operating Income to Non-GAAP Adjusted EBITDA LTM(2) GAAP Operating Income $222.5 Add: Acquisition-related costs 4.6 Add: IPO costs 4.2 Add: Depreciation and amortization 43.6 Add: Equity in earnings in EuroCCP 1.5 Other income (expense), net 0.5 Non-GAAP Adjusted EBITDA $276.9 Reconciliation of GAAP Net Income Allocated to Common Stockholders to Non-GAAP Adjusted Net Income Allocated to Common Stockholders LTM(2) GAAP Net Income allocated to common stockholders $95.0 Add: Amortization 29.3 Add: Acquisition-related costs 4.6 Add: IPO costs 4.2 Add: Loss on extinguishment of debt 17.6 Income tax benefit/(expense) related to items above (22.3) Non-GAAP Adjusted Net Income Allocated to Common Stockholders $128.4

17 CBOE HOLDINGS In addition to disclosing results determined in accordance with GAAP, CBOE has disclosed certain non - GAAP measures of operating performance. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non - GAAP financial measures used by other companies. The non - GAAP measures provided in this presentation include EBITDA, adjusted revenue , adjusted EBITDA and adjusted net income allocated to common stockholders. Management believes that the non - GAAP financial measures in this presentation, including adjusted net income allocated to common stockholders, provide useful and comparative information to assess trends in CBOE and Bats core operations and a means to evaluate period - to - period comparisons. Non - GAAP financial measures disclosed by management, including adjusted EBITDA, are provided as additional information to investors in order to provide them with an alternative method for assessing CBOE and Bats financial condition and operating results. EBITDA is defined as net income excluding interest, income tax provision and depreciation and amortization. Adjusted EBITDA excludes the foregoing and certain revenue and expenses. Non - GAAP Information

CBOE 400 South LaSalle Street Chicago, Illinois 60605 www.cboe.com